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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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NEWS                                                    [LOGO - EL PASO]

EL PASO CORPORATION SENDS LETTER TO SHAREHOLDERS

Urges Stockholders To Vote WHITE in Favor of Board's Nominees

HOUSTON, TEXAS, MAY 27, 2003--El Paso Corporation (NYSE: EP) today sent the following letter urging El Paso shareholders to vote "FOR" El Paso's slate of 12 highly qualified directors, who are committed to restoring the value inherent in the company's strong asset base, and to reject the Zilkha/Wyatt proposals:

Dear Fellow El Paso Shareholder:

I would like to give you the latest update on the initiatives your Board of Directors and management are pursuing to position El Paso for the future.

LOOKING BEYOND OUR 2003 OPERATIONAL AND FINANCIAL PLANS

We have made significant progress with our 2003 operational and financial plan, as described in my previous letters. We are already implementing a further series of initiatives that build upon the momentum we have generated.

Clean Slate Initiative

     o On April 16, 2003, we announced our Clean Slate Initiative, a top to bottom analysis of El Paso to achieve significant cost reductions and business efficiencies designed to create the most cost-efficient structure possible for our businesses.

     o We are targeting a minimum of $400 million of annual pre-tax cost savings and business efficiencies by the end of 2004, which includes the pre-tax target of at least $150 million that we will achieve in 2003.

     o Our recent action to eliminate four of our 10 senior executive positions underscores our commitment to this process.

Long Range Planning

El Paso's Board-level Long Range Planning Committee is focused on taking further steps to position El Paso to pursue the solid growth opportunities that we believe exist for our natural gas businesses. To that end, at the direction of the Committee, we provided additional detail on May 13, 2003 about our plan to reduce debt by $7.5 billion, more than $12 per share, by mid-2005.

Key areas of future focus for the Long Range Planning Committee include:

     o Reviewing options to reduce our indebtedness to a level appropriate for an investment grade company and sustainable by our current businesses. The Committee expects to raise our debt reduction target by at least $2.5 billion--for a total of at least $10 billion.

     o    Selling additional assets.

     o Achieving further capital expenditure reductions, while generating substantial free cash flow from our core businesses. The Committee is targeting reductions that will bring us to a level of annual capital expenditures below $2 billion, a significant reduction in capital expenditures.

As a direct result of the actions we are proposing, we believe that El Paso will have the financial flexibility to take advantage of strategic business opportunities in the North American natural gas market and to achieve future growth.

Future Earnings Impact

Completing our 2003 plan and meeting our additional cost reduction and debt reduction targets are important steps in repositioning El Paso for the future. The cost and debt reduction initiatives described above should generate significant improvements in El Paso's earnings and materially reduce the risks associated with higher leverage. We expect that El Paso will benefit in the future from:

     o    Strong earnings power of our core businesses

     o After-tax effects of annual cost reductions and business efficiencies

     o    Net after-tax interest savings from debt reduction

Leadership and Corporate Governance

The process of positioning El Paso for the future includes leadership change and maintaining best practices in corporate governance.

     o WE ARE CONDUCTING A THOROUGH PROCESS TO SELECT THE BEST CANDIDATE FOR THE POSITION OF CHIEF EXECUTIVE OFFICER OF EL PASO. We are in discussions with a number of outstanding candidates who are currently senior executives (including Chief Executive Officers and Chief Operating Officers) of large energy companies. We expect to complete this process promptly once the Zilkha/Wyatt proxy contest is behind us.

     o WE HAVE TAKEN A SERIES OF ACTIONS TO PROVIDE CONTINUITY AND MEASURED CHANGE IN THE COMPOSITION OF OUR BOARD OF
          DIRECTORS--adding to our Board four directors with outstanding backgrounds and substantial management expertise in the energy industry--and having three directors not standing for re-election.

     o WE HAVE ADOPTED CORPORATE GOVERNANCE STANDARDS that we believe place us in the vanguard of corporate governance best practices.

THE ZILKHA/WYATT PROXY CONTEST

As you know, Selim Zilkha and Oscar Wyatt, who collectively own only 2 per cent of our common stock, are seeking to take control of the entire El Paso Board at our Annual Meeting by replacing your Board of Directors with their own slate of nine nominees. WE BELIEVE THAT ELECTING THE ZILKHA/WYATT SLATE IS NOT IN THE BEST INTERESTS OF OUR stockholders and our Board strongly recommends that you reject Zilkha/Wyatt. We ask you to carefully consider the following:

     o Mr. Zilkha served as a director of El Paso from October 1999 until January 2001 and as an advisory director of El Paso from January 2001 until June 2002, when he resigned in order to be free from limitations on his personal sales of El Paso stock. MR. ZILKHA VOTED TO APPROVE ALL DECISIONS MADE BY OUR BOARD WHEN HE WAS A DIRECTOR OF EL PASO AND DID NOT DISSENT FROM A SINGLE DECISION MADE BY OUR BOARD WHEN HE WAS AN ADVISORY DIRECTOR.

     o Remarkably, while criticizing the El Paso Board for these decisions, Mr. Zilkha has entirely ignored the fact that he sat in the same Board meetings and made the same decisions.

     o We sought to avoid this proxy contest, by engaging Mr. Zilkha in dialogues and meetings to address his concerns. We even offered Mr. Zilkha an opportunity to submit candidates for nomination to our Board.

     o Messrs. Zilkha and Wyatt have not presented a detailed business plan. Instead, they have offered a series of general statements about their ideas for El Paso, WHICH THE HOUSTON CHRONICLE DESCRIBED AS "STRIKINGLY SIMILAR" TO EL PASO'S PLAN.

     o We believe Stephen D. Chesebro', the CEO candidate proposed by Messrs. Zilkha and Wyatt, is the WRONG CHOICE for CEO of El Paso. Mr. Chesebro's ONLY experience as a public company CEO consists of LESS THAN EIGHT MONTHS AS CEO OF PENNZENERGY IN 1999, since which time Mr. Chesebro' has been unemployed. Mr. Chesebro' was Chairman and CEO of Tenneco Energy, a subsidiary of Tenneco Inc., for only approximately one year. We are in discussions with a number of outstanding CEO candidates, all of whom we believe have superior qualifications to those of Mr. Chesebro'.

     o Messrs. Zilkha and Wyatt say their nominees are a "world-class group with a vast wealth of industry-specific experience and expertise." A CLOSER LOOK REVEALS THAT, AS A GROUP, THE ZILKHA/WYATT NOMINEES HAVE LIMITED KNOWLEDGE OF EL PASO, LIMITED OR NO PUBLIC COMPANY BOARD EXPERIENCE, AND LIMITED RECENT WORK EXPERIENCE RELEVANT TO EL PASO'S CORE BUSINESSES.

We think you should be concerned about Oscar Wyatt's leading role in orchestrating this proxy contest and statements he has made to El Paso representatives about his plans AFTER HE TAKES CONTROL OF EL PASO, because we believe there are significant conflicts of interest between El Paso and Mr. Wyatt:

     o Mr. Wyatt is the lead plaintiff in a shareholder suit against El Paso and the defendant in a lawsuit brought by El Paso resulting from his default on payment of a company loan guarantee in the amount of $2.5 million plus interest. Mr. Wyatt made an unsuccessful attempt to delay his deposition in this lawsuit suggesting to the court that, if the Zilkha/Wyatt slate is elected, the Board may not pursue collection of Wyatt's obligation.

     o Mr. Wyatt formed an energy company in 2002 that has attempted to acquire assets that compete with El Paso.

     o Other concerns we have about Mr. Wyatt include his criminal guilty plea relating to violations of federal crude oil pricing regulations and the 1979 permanent injunction against him arising from the failure to supply natural gas to Texas municipalities. In addition, Mr. Wyatt has a history of greenmail and other actions adverse to stockholder interests.

WE URGE YOU TO REJECT THE ZILKHA/WYATT SLATE

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE DIRECTION OF EL PASO. Our Board of Directors recommends that El Paso shareholders vote "FOR" El Paso's slate of 12 highly qualified directors, WHO ARE COMMITTED TO RESTORING THE VALUE INHERENT IN THE COMPANY'S STRONG ASSET BASE, and against the Zilkha/Wyatt proposals.

We also urge you NOT to sign the BLUE proxy card sent to you by Messrs. Zilkha and Wyatt and to DISCARD any proxy card they may send to you. Even if you have previously signed a proxy card sent to you by Messrs. Zilkha and Wyatt, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

We urge you to return the enclosed WHITE proxy card to support your Board of Directors and management by voting "FOR" the election of our 12 directors. Your vote is critical, no matter how many shares you own.

If you have any questions about voting your proxy or need additional information about El Paso or the stockholders meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or visit El Paso's Web site at www.elpaso.com.

On behalf of the entire El Paso Board of Directors, I thank you for your continued support and promise that we will continue to act in the best interests of all our shareholders.

Sincerely,

/s/

Ronald L. Kuehn, Jr.
Chairman and Chief Executive Officer

El Paso Corporation

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Additional Important Information

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research are quoted in this document, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso. The quote from the Houston Chronicle was excerpted from an article written by Laura Goldberg on May 7, 2003.

On May 12, 2003, El Paso Corporation began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read El Paso's proxy statement as it contains important information.

Shareholders may obtain an additional copy of El Paso's definitive proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of El Paso's proxy materials may be requested by contacting El Paso's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in El Paso's definitive proxy statement.

CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax: (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554